Exhibit 10.3
GLOBAL EMPLOYMENT HOLDINGS, INC.
CONSENT
AND
FIRST AMENDMENT TO PREFERRED STOCK SECURITIES PURCHASE
AGREEMENT
THIS CONSENT AND FIRST AMENDMENT TO PREFERRED STOCK SECURITIES PURCHASE AGREEMENT (this “Consent”), dated as of March 11, 2009, is made by and between Global Employment Holdings, Inc. (the “Company”), Global Employment Solutions, Inc., a Colorado corporation (“GES”) and the holders of the Company’s Series A Convertible Preferred Stock (the “Preferred Stock”) listed on the signature pages hereto, representing more than 66-2/3% of the outstanding shares of Preferred Stock (collectively, the “Stockholders”).
WHEREAS:
A. The Company, GES and the Stockholders are parties to the Preferred Stock Securities Purchase Agreement, dated as of March 31, 2006 (the “Preferred SPA”), pursuant to which the Company issued and the Stockholders purchased the Preferred Stock.
B. The Company’s subsidiary GES desires to sell certain Assets (as defined in the proposed Asset Purchase and Sale Agreement to be entered into by and among the Company, Temporary Placement Service, Inc., a Georgia corporation (“TPS”), and Eastern Staffing, LLC, a California limited liability company, d.b.a. Select Staffing, a copy of which is set forth in Attachment A hereto) of its subsidiary TPS (the “TPS Asset Sale”), and use the proceeds therefrom to partially pay down the outstanding balances on the Company’s working capital revolving credit line and term note with Wells Fargo Bank, N.A., and for working capital purposes.
C. In connection with the TPS Asset Sale, the Company has agreed to amend the definition of the term “Senior Indebtedness” in the Preferred SPA.
D. The Preferred SPA defines “Senior Indebtedness” by reference to the definition found in the Notes and, therefore, an amendment of such term in the Notes constitutes an amendment to such term in the Preferred SPA (the “Amendment”).
E. Pursuant to the terms of the Preferred SPA and the Certificate of Designations, Preferences and Rights of Series A Convertible Preferred Stock of Global Employment Holdings, Inc., the consent of the holders of 66-2/3% of the outstanding shares of Preferred Stock is required to approve the TPS Asset Sale and the Amendment.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree and consent as follows:
1. Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Notes.
2. Consent of the Stockholders. The Stockholders hereby consent to the TPS Asset Sale.

3. Amendment of Defined Term “Senior Indebtedness.” Effective 90 days after closing of the TPS Asset Sale, the Stockholders agree to an amendment of the term “Senior Indebtedness” as follows:
“Senior Indebtedness” means the principal of (and premium, if any), interest on, and all fees and other amounts (including, without limitation, any reasonable out-of-pocket costs, enforcement expenses (including reasonable out-of-pocket legal fees and disbursements), collateral protection expenses and other reimbursement or indemnity obligations relating thereto) payable by Company under or in connection with the Credit Facility; provided, however, that (1) the aggregate amount of the outstanding amount of the Revolving Advances (as defined in the Credit Facility) made pursuant to Section 2.1 of the Credit Facility, the outstanding Term Advance (as defined in the Credit Facility) and the outstanding L/C Amount (as defined in the Credit Facility) will not at any time exceed $20,000,000 prior to April 30, 2009, and $15,000,000 on or after April 30, 2009, in each case as such amount is reduced from time to time by principal payments of the portion of the Senior Indebtedness constituting term loans and permanent reductions of the revolving commitments under the Credit Facility, (2) the aggregate amount of the outstanding amount of the Revolving Advances (as defined in the Credit Facility) made pursuant to Section 2.1 of the Credit Facility and the outstanding L/C Amount (as defined in the Credit Facility) will not at any time exceed $10,000,000, and (3) such Senior Indebtedness shall not at any time, respective of the base rate used and excluding any Default Period (as defined in the Credit Facility), bear an annual interest rate in excess of the sum of the WFBC Base Rate (as defined in the Credit Facility) plus 3% (excluding commitment and similar per annum fees) with respect to Revolving Advances (as defined in the Credit Facility) and the sum of the WFBC Base Rate (as defined in the Credit Facility) plus 5% (excluding commitment and similar per annum fees) with respect to Term Advances.
4. No Other Changes. Except as explicitly set forth in this Consent, all of the terms and conditions of the Preferred SPA remain in full force and effect.
5. Condition Precedent. Effectiveness of Section 3 hereof is conditioned upon closing of the TPS Asset Sale.
6. Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Consent and the consummation of the transactions contemplated hereby.

7. Facsimile Signatures; Counterparts. This Consent may be executed in two or more identical counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party; provided that a facsimile signature shall be considered due execution and shall be binding upon the signatory thereto with the same force and effect as if the signature were an original, not a facsimile signature.
8. Governing Law. This Consent shall be governed by and construed in accordance with the laws of the State of New York (without reference to conflict of laws principles).
[Signature Page Follows]

IN WITNESS WHEREOF, each of the undersigned has caused this Consent to be executed as of the date first written above.

THE COMPANY:		GES:

GLOBAL EMPLOYMENT HOLDINGS, INC.		GLOBAL EMPLOYMENT SOLUTIONS, INC.

By:	/s/ Dan Hollenbach	By:	/s/ Dan Hollenbach
	Name: Dan Hollenbach		Name: Dan Hollenbach
	Title: Chief Financial Officer, Treasurer and Secretary		Title: Chief Financial Officer, Treasurer and Secretary

THE STOCKHOLDERS:

RADCLIFFE SPC, LTD., for and on behalf of the Class A Convertible Crossover Segregated Portfolio		VICTORY PARK CREDIT OPPORTUNITIES MASTER FUND, LTD.

By:	RG Capital Management, L.P.	By:	Victory Park Capital Advisors, LLC
By: RGC Management Company, L.L.C.

By:	/s/ Gerald F. Stahlecker	By:	/s/ Matthew Ray
	Name: Gerald F. Stahlecker		Name: Matthew Ray
	Title: Managing Director		Title: Principal
Consent and First Amendment to Preferred SPA

ATTACHMENT A
Asset Purchase and Sale Agreement